Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Oxbridge Re Holdings Limited Reports Third Quarter 2022 Results

GRAND CAYMAN, Cayman Islands (November 14, 2022) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), a provider of reinsurance solutions primarily to property and casualty insurers, reported its results for the three and nine months ended September 30, 2022.

“Our resolve to limiting our exposure to underwriting losses through reinsurance contracts this year, helped significantly in lowering the potential loss caused by the catastrophic damage from Hurricane Ian and Hurricane Nicole”, commented Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu. “We continue to be optimistic about our future”.

Financial Performance

Net premiums earned for the three months ended September 30, 2022 increased to $591,000 from $370,000 in the same prior year period. For the nine months ended September 30, 2022, net premiums earned increased to $995,000 from $755,000 in the prior year. The increases are due to the acceleration of premium recognition on two of the Company’s reinsurance contracts due to a limit loss suffered during the third quarter of 2022 by Hurricane Ian, as well as higher rates on reinsurance contracts compared to the prior year.

For the three months ended September 30, 2022, the Company generated a net loss of $2.2 million or $0.37 per basic and diluted common share compared net income of $6.5 million or $1.14 per basic and diluted share in the third quarter of 2021. For the nine months ended September 30, 2022 the Company incurred a net loss of $2.5 million or $0.43 per basic and diluted share compared to net income of $7.0 million or $1.22 per basic and diluted share in the first nine months of the prior year. The declines are due to reduced realized investment gains, the negative change in the unrealized fair value of equity securities and other investments for the nine months ended September 30, 2022, as well as the impact of Hurricane Ian during the third quarter of the year, when compared with prior year.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, were $1.5 million and $2.2 million for the three and nine months ended September 30, 2022, respectively, compared to $479,000 and $1.1 million, respectively, for the same periods in the prior year. The increases are due primarily to a larger underwriting loss during the current year periods, increase in policy acquisition costs due to acceleration of premium recognition and higher general and administrative expenses due to inflationary expense fluctuations to date in 2022, when compared with the prior periods.

At September 30, 2022, cash and cash equivalents, and restricted cash and cash equivalents were $4.4 million compared to $5.4 million at December 31, 2021. Other investments decreased to $10.2 million from $11.2 million at December 31, 2021 due to the change in the Company’s investment in Oxbridge Acquisition Corp in which the Company has an equity investment measured at fair value.

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Financial Ratios

Loss Ratio. The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio increased to 181.6% and 107.8% for the three and nine months ended September 30, 2022, respectively, compared to 42.7% and 20.9% for the same prior year periods due to the limit losses suffered on two of the Company’s reinsurance contracts as a result of Hurricane Ian, partially offset by a higher denominator in net premiums earned, compared with the prior year.

Acquisition Cost Ratio. The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs with net premiums earned, decreased marginally to 11.0% for the three months ended September 30, 2022 from 11.1% in third quarter of 2021. For the nine months ended September 30, 2022 the acquisition ratio increased marginally to 11.1% from 11.0% in the prior year.

Expense Ratio. The expense ratio, which measures operating performance, compares policy acquisition costs and general and administrative expenses with net premiums earned. The expense ratio decreased to 65.7% and 116.6% for the three and nine months ended September 30, 2022, respectively, from 86.8% and 122.9% for the same prior year periods. The decreases are due to a higher denominator in net premiums earned to due premium acceleration, partially offset by increased policy acquisition costs and general and administrative expenses in 2022 compared to the prior year.

Combined ratio. The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. The combined ratio increased to 247.2% and 224.4% for the three and nine months ended September 30, 2022, respectively, from 129.5% and 143.8% for the same prior year periods. The increase is due to the increase in the loss ratio during the third quarter of 2022 as a result of a limit loss suffered under two of the Company’s reinsurance contracts and increased general administrative expenses compared to the prior year.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below.

Date: November 14, 2022

Time: 4:30 p.m. Eastern time

Listen-only toll-free number: 888-437-3179

Listen-only international number: +1 862-298-0702

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at 201-493-6311 or media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge’s website at www.oxbridgere.com until November 28, 2022.

Toll-free replay number: 877-660-6853

International replay number: +1 201-612-7415

Replay passcode: 13734445

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About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re’s licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts and it makes investments that can contribute to the growth of capital and surplus in its licensed reinsurance subsidiaries over time. The company’s ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” respectively.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on (date), 2022 and the Form 10-Q filed with the SEC on (date), 2022. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2022	At December 31, 2021
	(Unaudited)
Assets
Equity securities, at fair value (cost: $1,926 and $1,522)	$625	577
Cash and cash equivalents	2,181	3,527
Restricted cash and cash equivalents	2,179	1,891
Premiums receivable	570	284
Other Investments	10,187	11,173
Due from Related Party	8	5
Deferred policy acquisition costs	-	38
Operating lease right-of-use assets	67	135
Prepayment and other assets	106	50
Property and equipment, net	6	9
Total assets	$15,929	17,689

Liabilities and Shareholders’ Equity
Liabilities:
Losses payable	1,073	-
Notes payable to noteholders	216	216
Unearned premiums reserve	-	350
Operating lease liabilities	67	135
Accounts payable and other liabilities	293	337
Total liabilities	1,649	1,038

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,781,587 and 5,749,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,451	32,355
Accumulated Deficit	(18,177)	(15,710)
Total shareholders’ equity	14,280	16,651
Total liabilities and shareholders’ equity	$15,929	17,689

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenue
Assumed premiums	$-	-	705	904
Premiums ceded	-	-	(60)	-
Change in unearned premiums reserve	591	370	(241)	(149)

Net premiums earned	591	370	995	755
Net investment and other income	53	25	128	64
Net realized investment gains	-	-	27	755
Unrealized gain on other investment	(1,327)	7,146	(986)	7,146
Change in fair value of equity securities	(13)	(512)	(355)	(566)

Total revenue	(696)	7,029	(191)	8,154

Expenses
Losses and loss adjustment expenses	1,073	158	1,073	158
Policy acquisition costs and underwriting expenses	65	41	110	83
General and administrative expenses	323	280	1,050	845

Total expenses	1,461	479	2,233	1,086

(Loss) Income before income attributable to noteholders	(2,157)	6,550	(2,424)	7,068

Income attributable to noteholders	-	(24)	(43)	(66)

Net (loss) income	$(2,157)	6,526	(2,467)	7,002

(Loss) Earnings per share
Basic and Diluted	$(0.37)	1.14	(0.43)	1.22

Weighted-average shares outstanding
Basic and Diluted	5,781,587	5,733,587	5,771,506	5,733,587

Performance ratios to net premiums earned:
Loss ratio	181.6%	42.7%	107.8%	20.9%
Acquisition cost ratio	11.0%	11.1%	11.1%	11.0%
Expense ratio	65.7%	86.8%	116.6%	122.9%
Combined ratio	247.2%	129.5%	224.4%	143.8%

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